Exhibit 99.8.62

FORM N-4, ITEM 24(b)(8.62)

Form of Administrative Services Agreement between Pax World Fund series Trust I and American United Life Insurance Company

ADMINISTRATIVE SERVICES AGREEMENT

THIS AGREEMENT, made and entered into this 1st day of May, 2009, by and between American United Life Insurance Company, a stock insurance company organized under the laws of the State of Indiana (the “Company”), on its own behalf and on behalf of each separate account of the Company set forth in Schedule A hereto, as may be amended from time to time (each such account hereinafter referred to as a “Separate Account”) and PAX WORLD FUNDS SERIES TRUST I, a Massachusetts business trust (the “Fund”).

WITNESSETH:

WHEREAS, beneficial interests in the Fund are divided into several series of shares, each representing the interest in a particular managed portfolio of securities and other assets (each a “Portfolio” and collectively, the “Portfolios”); and

WHEREAS, the Fund is registered as an open-end diversified management investment company under the Investment Company Act of 1940, as amended (hereinafter the “1940 Act”) and its shares are registered under the Securities Act of 1933, as amended (hereinafter the “1933 Act”); and

WHEREAS, the Company issues certain group variable annuity contracts and group funding agreements (the “Contracts”) in connection with retirement plans intended to meet the qualification requirements of Sections 401, 403(b) or 457 of the Internal Revenue Code of l986, as amended (the “Code”); and

WHEREAS, each Separate Account is a duly organized, validly existing segregated asset account, established by resolution of the Board of Directors of the Company under the insurance laws of the State of Indiana to set aside and invest assets attributable to the Contracts; and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in the Portfolios set forth in Schedule B on behalf of each corresponding Separate Account set forth on such Schedule A to fund the Contracts and the Fund is authorized to sell such shares to unit investment trusts such as the Separate Accounts at net asset value; and

WHEREAS, the Company will provide, or arrange to have its agent or designee provide, shareholder services, certain recordkeeping, record maintenance, sub-accounting, and other administrative services to the Contracts, as beneficial owners of the Portfolios (“Services”) in accordance with the terms and conditions of the Agreement set forth below.

NOW, THEREFORE, in consideration of their mutual promises, the Company and the Fund agree as follows:

ARTICLE 1. Purchase and Redemption of Portfolio Shares.

1.1                            The procedures relating to purchase and redemption of shares of the Portfolios and the handling thereof will be subject to the terms of the then-current prospectus. The Fund agrees to sell to the Company those shares of the Portfolios which the Company orders on behalf of any Separate Account, executing such orders on a daily basis at the net asset value next computed after receipt and acceptance by the Fund or its designee of such order. For purposes of this Section, the Company shall be the designee of the Fund for receipt of such orders from each Separate Account. Receipt by such designee shall constitute receipt by the Fund; provided that the Fund or its agent receives notice of such orders via the National Securities Clearing Corporation (the “NSCC”) by 7:00 a.m. Eastern Time on the next following Business Day. The Fund will receive all orders to purchase Portfolio shares using the NSCC’s Defined Contribution Clearance & Settlement (“DCC&S”) platform. The Fund will also provide the Company with account positions and activity data using the NSCC’s Networking platform. The Company shall pay for Portfolio shares by the scheduled close of federal funds transmissions on the same Business Day it places an order to purchase Portfolio shares in accordance with this section using the NSCC’ s Fund/SERV System. Payment shall be in federal funds transmitted by wire from the Company’s designated Settling Bank to the Fund or its designee. “Business Day” shall mean any day on which the New York Stock Exchange is open for trading and on which the Fund or its designee calculates a Portfolio’s net asset value pursuant to the rules of the Securities and Exchange Commission (hereinafter the “SEC”). “Networking” shall mean the NSCC’s product that allows the Fund and the Company to exchange account level information electronically. “Settling Bank” shall mean the entity appointed by the Fund to perform such settlement services on behalf of the Portfolios and agrees to abide by the NSCC’s Rules and Procedures insofar as they relate to the same day funds settlement.

If the Company is somehow prohibited from submitting purchase and settlement instructions to the Fund or its designee for Portfolio shares via the NSCC’s DCC&S platform the following shall apply to this Section:

The Fund agrees to sell the Company those shares of the Portfolios which the Company orders on behalf of any Separate Account, executing such orders on a daily basis at the net asset value next computed after receipt and acceptance by the Fund or its designee of such orders. For purposes of this Section, the Company shall be the designee of the Fund for the receipt of such orders from the Separate Account and receipt by such designee shall constitute receipt by the Fund; provided that the Fund or its agent receives notice of such orders by 9:30 a.m. Eastern Time on the next following Business Day. The Company shall pay for Portfolio shares by the scheduled close of federal funds transmissions on the same Business Day it places an order to purchase Portfolio shares in accordance with this section. Payment shall be in federal funds transmitted by wire to the Fund’s designated custodian, in accordance with the terms of a Portfolio’s current prospectus.

1.2                                  The Fund agrees to make shares of the Portfolios available indefinitely for purchase at the applicable net asset value per share by the Company on Business Days; provided, however, that the Board of Trustees of the Fund (hereinafter the “Trustees”) may refuse to sell shares of any Portfolio to any person, or suspend or terminate the offering of shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Trustees, acting in good faith and in compliance with their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of any Portfolio.

1.3                                   The Fund agrees to redeem for cash, upon the Company’s request, any full or fractional shares of the Portfolios held by the Company on behalf of a Separate Account, executing such requests on a daily basis at the net asset value next computed after receipt and acceptance by the Fund or its designee of the request for redemption. For purposes of this Section, the Company shall be the designee of the Fund for receipt of requests for redemption from each Separate Account and receipt by such designee shall constitute receipt by the Fund; provided the Fund or its agent receives notice of such request for redemption via the NSCC by 7:00 a.m. Eastern Time on the next following Business Day. The Fund will receive all orders to redeem Portfolio shares using the NSCC’s DCC&S platform. The Fund will also provide the ‘Company with account positions and activity data using the NSCC’s Networking platform. Payment for a Portfolio’s shares redeemed shall be made in accordance with this section using the NSCC’s Fund/SERV System. Payment shall be in federal funds transmitted by the NSCC to the Separate Account’s Settling Bank as designated by the Company, on the same Business Day the Fund or its agent receives notice of the redemption order from the Company provided that the Fund or its agent receives notice by 7:00 a.m. Eastern Time on such Business Day.

If the Company is somehow prohibited from submitting redemption and settlement instructions to the Fund for Portfolio shares via the NSCC’s DCC&S platform the following shall apply to this Section:

The Fund agrees to redeem for cash, upon the Company’s request, any full or fractional shares of the Portfolios held by the Company on behalf of a Separate Account, executing such requests on a daily basis at the net asset value next computed after receipt and acceptance by the Fund or its designee of the request for redemption, For purposes of this Section, the Company shall be the designee of the Fund for receipt of requests for redemption from each Separate Account and receipt by such designee shall constitute receipt by the Fund; provided the Fund or its agent receives notice of such request for redemption by 9:30 a.m. Eastern Time on the next following Business Day. Payment shall be in federal funds transmitted by wire to the Separate Account as designated by the Company, on the same Business Day the Fund or its agent receives notice of the redemption order from the Company provided that the Fund or its agent receives notice by 9:30 a.m. Eastern Time on such Business Day.

1.4                                  The Company will place separate orders to purchase or redeem shares of each Portfolio.

1.5                                  Issuance and transfer of a Portfolio’s shares will be by book entry only. Share certificates will not be issued to the Company or any Separate Account. Purchase and redemption orders for Fund shares will be recorded in an appropriate title for each Separate Account or the appropriate subaccount of each Separate Account.

1.6                                  The Fund or its agents shall furnish prior day and same day notice to the Company of any income, dividends or capital gain distributions payable on a Portfolio’s shares. The Company hereby elects to receive all such dividends and distributions as are payable on a Portfolio’s shares in the form of additional shares of that Portfolio. The Fund shall notify the Company of the number of shares so issued as payment of such dividends and distributions as soon as reasonably practical after issuance. The Company reserves the right to revoke this election and to receive in cash all such dividends and distributions declared after receipt of notice of revocation by the Fund.

1.7                              The Fund or its agents shall make the net asset value per share of each Portfolio available to the Company on a daily basis as soon as reasonably practical after the close of trading each Business Day, but in no event later than 7:00 p.m. Eastern Time on such Business Day.

1.8(a) If the Fund or its agents provide materially incorrect net asset value information through no fault of the Company, the Separate Accounts shall be entitled to an adjustment with respect to the Portfolio shares purchased or redeemed to reflect the correct net asset value per share.

1.8(b) The determination of the materiality of any net asset value pricing error and its correction shall be based on the SEC’s recommended guidelines regarding these errors. Any material error in the calculation or reporting of net asset value per share, dividend or capital gain information shall be reported promptly to the Company upon discovery. The Fund shall indemnify and hold harmless the Company against any amount the Company is legally required to pay Contract Owners, participants or beneficiaries that have selected a Portfolio as an investment option (“Contract Owners”), and which amount is due to the Fund’s or its agents’ material miscalculation and/or incorrect reporting of or failure to report the daily net asset value, dividend rate or capital gains distribution rate. The Company shall submit an invoice to the Fund or its agents for such losses incurred as a result of the above which shall be payable within sixty (60) days of receipt. Should a material miscalculation by the Fund or its agents result in a gain to the Company, the Company shall immediately reimburse the Fund, the applicable Portfolios or its agents for any material losses incurred by the Fund, the applicable Portfolios or its agents as a result of the incorrect calculation. Should a material miscalculation by the Fund or its agents result in a gain to Contract Owners, the Company will consult with the Fund or its designee as to what reasonable efforts shall be made to recover the money and repay the Fund, the applicable Portfolio or its agents. The Company shall then make such reasonable effort, at the expense of the Fund or its agents, to recover the money and repay the Fund, the applicable Portfolios or its agents; but the Company shall not be obligated to take legal action against Contract Owners.

With respect to the material errors or omissions described above, this section shall control over other indemnification provisions in this Agreement.

ARTICLE ll. Representations and Warranties

2.1.                                  The Company represents and warrants that the Contracts are or will be registered unless exempt and that it will make every effort to maintain such registration under the 1933 Act to the extent required by the 1933 Act; that the Contracts are intended to be issued and sold in compliance in all material respects with all applicable federal and state laws. The Company further represents and warrants that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established each Separate Account prior to any issuance or sale of Contracts, shares or other interests therein, as a segregated asset account under the insurance laws of the State of Indiana and has registered or, prior to any issuance or sale of the Contracts, will register and will maintain the registration of each Separate Account as a unit investment trust in accordance with and to the extent required by the provisions of the 1940 Act, unless exempt therefrom, to serve as a segregated investment account for the Contracts. Unless exempt, the Company shall amend its registration statement for its Contracts under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its Contracts. The Company shall register and qualify the Contracts for sale in accordance with securities laws of the various states only if and to the extent deemed necessary by the Company.

2.2                                     The Fund represents and warrants that (i) each Portfolio’s shares sold pursuant to this Agreement shall be registered under the 1933 Act and duly authorized for issuance in accordance with applicable law and that the Fund is and shall remain registered under the 1940 Act for as long as the Portfolio shares are sold; (ii) the Fund shall amend the registration statement for a Portfolio’s shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of shares; and (iii) the Fund shall register and qualify a Portfolio’s shares for sales in accordance with the laws of the various states only if and to the extent deemed advisable by the Fund or its agent.

2.3                                     The Fund represents that each Portfolio (a) is currently qualified as a Regulated Investment Company under Subchapter M of the Code; (b) will make every effort to maintain such qualification (under Subchapter M or any successor or similar provision); and (c) will notify the Company immediately upon having a reasonable basis for believing that such Portfolio has ceased to so quality or might not so quality in the future.

2.4                                     The Fund makes no representation as to whether any aspect of its operations (including, but not limited to, fees and expenses and investment policies) complies with the insurance laws or insurance regulations of the various states.

2.5                                     The Fund represents that it is lawfully organized and validly existing under the laws of the Commonwealth of Massachusetts and that it does and will comply in all material respects with applicable provisions of the 1940 Act.

2.6                                     The Fund represents and warrants that all of its Trustees, officers, employees, investment advisers, and other individuals/entities having access to the funds and/or securities of the Fund are and continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than the minimal coverage as required by Rule 17g-1 under the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid bond includes coverage for larceny and embezzlement and is issued by a bonding company.

2.7                                    The Company represents and warrants that all of its directors, officers, employees, investment advisers, and other individuals/entities dealing with the money and/or securities of the Fund are covered by a blanket fidelity bond or similar coverage in an amount not less than $5 million. The aforesaid includes coverage for larceny and embezzlement and is issued by a reputable bonding company.

2.8                                    The foregoing representations and warranties shall be made, by the parties hereto that makes such representation or warranty as of the date first written above and at the time of each purchase and each sale of each Portfolio’s shares pursuant to this Agreement.

2.9                                    The Company represents that it has adopted written policies and procedures reasonably designed to detect and deter frequent and/or disruptive trading in Shares. The Company and the Fund agree to reasonably cooperate for the purpose of discouraging frequent or disruptive trading in shares of the Funds and agree to negotiate a “shareholder information agreement” under Rule 22c-2.

ARTICLE III. Prospectuses; Reports and Proxy Statements; Voting

3.1                                     The Fund shall be responsible for all materials, production and distribution costs of a Portfolio’s prospectus and statement of additional information, and hereby agrees to provide such Portfolio’s prospectus and periodic reports to the Company, or to any such third-party vendor selected by the Company, in such sufficient quantity as is reasonably necessary for the Company or such third-party vendor to provide to Contract Owners.

3.2(a) The Fund shall be responsible for all materials, production and distribution costs of a Portfolio’s proxy statements, reports to shareholders, and other communications to shareholders, and hereby agrees to provide such Portfolio’s proxy statements, reports to shareholders, and other communications to shareholders to the Company, or to any such third-party vendor selected by the Company, in such sufficient quantity as is reasonably necessary for the Company or such third-party vendor to provide to Contract Owners.

3.3                                     If and to the extent required by law the Company shall distribute all proxy material furnished by the Fund to Contract Owners to whom voting privileges are required to be extended and shall:

A.                           solicit voting instructions from Contract Owners;

B.                             vote Portfolio shares held in the Separate Account in accordance with instructions received from Contract Owners; and

c.                                so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass through voting privileges for variable annuity contract owners, vote Portfolio shares held in the Separate Account for which no timely instructions have been received, in the same proportion as shares of such Portfolio for which instructions have been received from the Company’s Contract Owners. The Company reserves the right to vote Portfolio shares held in any segregated asset account for its own account, to the extent permitted by law. Notwithstanding the foregoing, with respect to the Portfolio shares held by unregistered Separate Accounts that issue Contracts issued in connection with employee benefit plans subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, the Company shall vote such shares allocated to such Contracts only in accordance with the Company’s agreements with such Contract Owners.

3.4                                     The Fund will comply with all provisions of the 1940 Act requiring voting by shareholders. The Fund will not hold annual meetings but will hold such special meetings as may be necessary from time to time. Further, the Fund will act in accordance with the SEC interpretation of the requirements of Section 16(a) with respect to periodic elections of directors or trustees and with whatever rules the SEC may promulgate with respect thereto.

ARTICLE IV. Sales Material and Information

4.1                                     Neither the Company nor any person contracting with the Company shall give any information or make any representations or statements on behalf of the Fund or concerning the Fund in connection with the sale of the Contracts other than the information or representations contained in the registration statement or prospectus for Portfolio shares, as such registration statement and prospectus may be amended or supplemented from time to time, or in reports to shareholders or proxy statements for the Portfolios, or in sales literature or other promotional material approved by the Fund or its designee, except with the permission of the Fund.

4.2                                     The Fund shall furnish, or shall cause to be furnished, to the Company or its designee, each piece of sales literature or other promotional material in which the Company or any Separate Account is named, at least five calendar days prior to its use. No such literature or material shall be used without prior approval from the Company or its designee, however, the failure to object in writing within two (2) Business Days will be deemed approved. Such approval process shall not apply to subsequent usage of materials that are substantially similar to prior approved materials.

4.3                                     The Fund shall not intentionally give any information or make representations on behalf of the Company or concerning the Company, each Separate Account, or the Contracts other than the information or representations contained in the Contracts, a disclosure document, registration statement or prospectus for the Contracts (if applicable), as such registration statement and prospectus may be amended or supplemented from time to time, or in published reports for each Separate Account which are in the public domain or approved by the Company for distribution to Contract Owners or participants, or in sales literature or other promotional material approved by the Company, except with the permission of the Company.

4.4                                    Upon receipt of such request from the Company, the Fund will provide to the Company at least one complete copy of all prospectuses, statements of additional information, reports to shareholders, proxy statements, and all amendments to any of the above, that relate to the Fund or Portfolios, promptly after the filing of such document with the SEC or other regulatory authorities.

4.5.                                  The Company will provide to the Fund at least one complete copy of all prospectuses, statements of additional information, reports, solicitations for voting instructions, and all amendments to any of the above, if applicable to the investment in a Separate Account or Contract, promptly after the filing of such document with the SEC or other regulatory authorities.

4.6                                    For purposes of this Article IV, the phrase “sales literature or other promotional material” includes, but is not limited to, advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, Internet, or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, electronic mail, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, registration statements, disclosure documents, prospectuses, statements of additional information, shareholder reports, and proxy materials.

4.7                                     The Company agrees and acknowledges the Company has no right, title or interest in the names and marks of the Fund or Portfolios and that all use of any designation comprised in whole or part or such names or marks under this Agreement shall inure to the benefit of the Fund and the Portfolios. With the exception of including the name and logo of the Fund in an advertisement listing the names of the various investment portfolios maintained in the Company’s separate accounts, the Company shall not use any such names or marks on its own behalf or on behalf of a Separate Account in connection with marketing the Contracts without prior written consent of the Fund. Upon termination of this Agreement for any reason, the Company shall cease all use of any such names or marks.

4.8                                     The Fund agrees and acknowledge it has no right, title or interest in the names and marks of the Company, and that all use of any designation comprised in whole or part or such names or marks under this Agreement shall inure to the benefit of the Company. Except as provided in Section 4.2, the Fund shall not use any such names or marks on its own behalf or on behalf of a Portfolio in connection with marketing such Fund or Portfolio without prior written consent of the Company. Upon termination of this Agreement for any reason, the Fund and Portfolios shall cease all use of any such names or marks.

ARTICLE V. Fees and Expenses

5.1                             In accordance with the terms and conditions of the Agreement, the Company agrees and acknowledges the Fund will not provide the Services. Therefore, in consideration of the Company providing the Services, the Fund shall pay the fees provided for in the attached Schedule C.

ARTICLE VI. Indemnification

6.1                                   Indemnification By The Company

(a)                          The Company agrees to indemnify and hold harmless the Fund, each Portfolio and each of their respective Trustees, directors, officers, employees or agents and each person, if any, who controls the Fund or a Portfolio within the meaning of section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 6.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including reasonable legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of Portfolio shares or the Contracts and:

(i)                                  arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the disclosure statement, registration statement, prospectus or statement of information for the Contracts or contained in the Contracts or sales literature or other promotional material for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided that this agreement to indemnify shall not apply as to an Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished by such Indemnified Party or the Fund to the Company on behalf of the Fund for use in the registration statement, prospectus or statement of additional information for the Contracts or in the Contracts or sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Portfolio shares; or

(ii)                               arise out of or as a result of (a) statements or representations by or on behalf of the Company (other than statements or representations contained in the registration statement, prospectus or sales literature or other promotional material of the Fund not supplied by the Company, or persons under its control and other than statements or representations authorized by the Fund); or (b) the willful misfeasance, bad faith, gross negligence or reckless disregard of duty of the Company or persons under its control, with respect to the sale or distribution of the Contracts or Portfolio shares; or

(iii)                            arise out of or as a result of any untrue statement or alleged untrue statement of a material fact contained in the registration statement, prospectus, statement of additional information or sales literature or other promotional material of the Fund (or any amendment thereof or supplement thereto) or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon and in conformity with information furnished to the Fund or its designee by the Company or persons under its control; or

(iv)                           arise as a result of any material failure by the Company to provide the services and furnish the materials under the terms of this Agreement; or

(v)                              arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach by the Company of this Agreement; except to the extent provided in Sections 6.1(b) and 6.3 hereof.

(b)                        No party shall be entitled to indemnification to the extent that such loss, claim, damage, liability or litigation is due to the willful misfeasance, bad faith, gross negligence or reckless disregard of duty by the party seeking indemnification.

(c)                          In accordance with Section 6.3 hereof, the Indemnified Parties will promptly notify the Company of the commencement of any litigation or proceedings against them in connection with the issuance or sale of Portfolio shares or the Contracts or the operation of the Fund.

6.2                                     Indemnification by the Fund

(a)                          The Fund agrees to indemnify and hold harmless the Company and each of its directors, officers, employees or agents and each person, if any, who controls the Company within the meaning of section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 6.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Fund) or litigation (including reasonable legal and other expenses) to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the shares of the Portfolios or the Contracts and:

(i)                                  arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement, prospectus or statement of additional information for the Fund or sales literature or other promotional material of the Fund (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished by such Indemnified Party or the Company to the Fund on behalf of the Company for use in the registration statement, prospectus or statement of additional information for the Fund or in sales literature of the Fund (or any amendment or supplement thereto) or otherwise for use in connection with the sale of the Contracts or the Portfolio shares; or

(ii)                               arise out of or as a result of (a) statements or representations (other than statements or representations contained in the registration statement, prospectus or sales literature for the Contracts not supplied by the Fund or persons under its control and other than statements or representations authorized by the Company); or (b) the willful misfeasance, bad faith, gross negligence or reckless disregard of duty of the Fund or persons under the control of the Fund, with respect to the sale or distribution of the Contracts or Portfolio shares; or

(iii)                            arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, statement of additional information or sales literature or other promotional material with respect to the Contracts (or any amendment thereof or supplement thereto), or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon and in conformity with information furnished to the Company by the Fund or persons under the control of the Fund; or

(iv)                           arise as a result of any material failure by the Fund to provide the services and furnish the materials under the terms of this Agreement; or

(v)                              arise out of or result from any material breach of any representation and/or warranty made by the Fund in this Agreement or arise out of or result from any other material breach of this Agreement by the Fund; except to the extent provided in Sections 6.2(b) and 6.3 hereof.

(b) No party shall be entitled to indemnification to the extent that such loss, claim, damage, liability or litigation is due to the willful misfeasance, bad faith, gross negligence or reckless disregard of duty by the party seeking indemnification.

(c)                             In accordance with Section 6.3 hereof, the Indemnified Parties will promptly notify the Fund of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Fund shares or the Contracts or the operation of the Separate Accounts.

6.3                                     Indemnification Procedure

(a)                         Any person obligated to provide indemnification under this Article VI (“Indemnifying Party” for the purpose of this Section 6.3) shall not be liable under the indemnification provisions of this Article VI with respect to any claim made against a party entitled to indemnification under this Article VI (“Indemnified Party” for the purpose of this Section 6.3) unless such Indemnified Party shall have notified the Indemnifying Party in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such party shall have received notice of such service on any designated agent), but failure to notify the Indemnifying Party of any such claim shall not relieve the Indemnifying Party from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of the indemnification provision of this Article VI. In case any such action is brought against the Indemnified Party, the Indemnifying Party will be entitled to participate, at its own expense, in the defense thereof. The Indemnifying Party also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Indemnifying Party to the Indemnified Party of the Indemnifying Party’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by the Indemnified Party, and the Indemnifying Party will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation, unless:

(i)                            the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counselor

(ii)                          the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.

A successor by law of the parties to this Agreement shall be entitled to the benefits of the indemnification contained in this Article VI. The indemnification provisions contained in this Article VI shall survive any termination of this Agreement.

ARTICLE VII. Applicable Law

7.1                                     This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts.

7.2                                    This Agreement shall be subject to the provisions of the 1933 and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.

ARTICLE VIII. Termination

8.1                                 This Agreement shall terminate:

(a)                          at the option of any party upon thirty (30) day’s advance written notice to the other parties unless otherwise agreed in a separate written agreement among the parties; or

(b)                        at the option of the Fund upon institution of formal proceedings against the Company by the Financial Industry Regulatory Authority, Inc. (hereinafter the “FINRA”), the SEC, the insurance commission of any state or any other regulatory body regarding the Company’s duties under this Agreement or related to the sale of the Contracts, the administration of the Contracts, the operation of the Separate Accounts, or the purchase of the Portfolio shares, which in the judgment of the Fund are reasonably likely to have a material adverse effect on the Company’s ability to perform its obligations under this Agreement; or

(c)                          at the option of the Company upon institution of formal proceedings against the Fund by the FINRA, the SEC, or any state securities or insurance department or any other regulatory body, related to the purchase or sale of the Portfolio shares or the operation of the Fund which in the judgment of the Company are reasonably likely to have a material adverse effect on the Fund’s ability to perform its obligations under this Agreement; or

(d)                         at the option of the Company if a Portfolio delineated in Schedule B ceases to qualify as a Regulated Investment Company under Subchapter M of the Code (a “RIC”), or under any successor or similar provision, and the disqualification is not cured within the period permitted for such cure, or if the Company reasonably believes that any such Portfolio may fail to so qualify and be unable to cure such disqualification within the period permitted for such cure; or

(e)                             at the option of any party to this Agreement, upon another party’s material breach of any provision of this Agreement; provided that the party not in breach shall give the party in breach notice of the breach and the party in breach does not cure such breach within thirty (30) days of receipt of such notice of breach; or

(f)                               at the option of the Company, if the Company determines in its sole judgment exercised in good faith, that either the Fund has suffered a material adverse change in its business, operations or financial condition since the date of this Agreement or is the subject of material adverse publicity which is likely to have a material adverse impact upon the business and operations of the Company; or

(g)                            at the option of the Fund, if the Fund determines in its sole judgment exercised in good faith, that the Company has suffered a material adverse change in its business, operations or financial condition since the date of this Agreement or is the subject of material adverse publicity which is likely to have a material adverse impact upon the business and operations of the Fund.

8.2                                    It is understood and agreed that the right to terminate this Agreement pursuant to Section 8.l(a) may be exercised for any reason or for no reason.

8.3                                    Effect of Termination

(a)                              Notwithstanding any termination of this Agreement pursuant to Section 8.l(a) through 8.l(g) of this Agreement and subject to Section 1.2 of this Agreement, the Company may require the Fund to continue to make available additional shares of a Portfolio for so long after the termination of this Agreement as the Company may remain obligated to Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as “Existing Contracts”), unless such further sale of a Portfolio’s shares is proscribed by law, regulation or an applicable regulatory body. Specifically, without limitation, the owners of the Existing Contracts shall be permitted to direct reallocation of investments in the Portfolios, redeem investments in the Portfolios and/or invest in the Portfolios upon the making of additional purchase payments under the Existing Contracts unless such further sale of Portfolio shares is proscribed by law, regulation or an applicable regulatory body.

(b)                                 The Fund shall not remain obligated to pay Company the fees in effect as of the date of termination for even so long as shares are held by the Separate Accounts and Company continues to provide Services to the Separate Accounts.

ARTICLE IX. Notices

9.1                                    (a)                          Any notice shall be deemed duly given only if sent by hand or overnight express delivery, evidenced by written receipt or by certified mail, return receipt requested, to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party. All notices shall be deemed given the date received or rejected by the addressee.

If to the Company: -

American United Life Insurance Company

One American Square

Indianapolis, Indiana 46282

Attention: Vice President, Marketing, Retirement Services

If to the Fund:

Pax World Funds Series Trust I

30 Penhallow Street, Suite 400

Portsmouth, NH 03801

Attention: Manager, Broker/Dealer Services

ARTICLE X. Miscellaneous

10.1                             Subject to law and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Contracts and all other information reasonably identified as such in writing by any other party hereto, and, except as contemplated by this Agreement, shall not disclose, disseminate or utilize such confidential information without the express prior written consent of the affected party until such time as it may come into the public domain. In addition, the parties hereby represent that they will use and disclose Personal Information (as defined below) only to carry out the purposes for which it was disclosed to them and will not use or disclose Personal information if prohibited by applicable law, including, without limitation, statutes and regulations enacted pursuant to the Gramm-Leach-Bliley Act (Public Law 106-102). ‘‘Personal Information” means financial and medical information that identifies an individual personally and is not available to the public, including, but not limited to, credit history, income, financial benefits, policy or claim information and medical records. If either party outsources services to a third party, such third party will agree in writing to maintain the security and confidentiality of any information shared with them.

10.2                            The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

10.3                              This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

10.4                              If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

10.5                            This Agreement shall not be assigned by any party hereto without the prior written consent of all the parties.

10.6                            Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, the FINRA, and state insurance regulators) and shall permit each other and such authorities (and the parties hereto) reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, each party hereto further agrees to furnish the California Insurance Commissioner with any information or reports in connection with Services provided under this Agreement which such Commissioner may request in order to ascertain whether the insurance operations of the Company are being conducted in a manner consistent with the California laws and regulations.

10.7                            Each party represents that (a) the execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate or trust action, as applicable, by such party and when so executed and delivered this Agreement will be the valid and binding obligation of such party enforceable in accordance with its terms subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; (b) the party has obtained, and during the term of this Agreement will maintain, all authorizations, licenses, qualifications or registrations required to be maintained in connection with the performance of its duties under this Agreement; and (c) the party will comply in all material respects with all applicable laws, rules and regulations.

10.8                            The parties to this Agreement may amend by written agreement the Schedules to this Agreement from time to time to reflect changes in or relating to the Contracts, the Separate Accounts or the Portfolios of the Fund.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and behalf by its duly authorized representative as of the date first written above.

AMERICAN UNITED LIFE INSURANCE		PAX WORLD FUNDS SERIES TRUST I
COMPANY

By:	/s/Richard M. Ellery	By:	/s/Maureen L. Conley

Name:	Richard M. Ellery	Name:	Maureen L. Conley

Title:	Associate General Counsel	Title:	Secretary

SCHEDULE A

SEPARATE ACCOUNTS

Name of Separate Account and Date Established

AUL American Unit Trust	033-31375
October 10, 1989

SCHEDULE B

PORTFOLIOS

Portfolio	CUSIP	Ticker

Pax World Balanced Fund Individual Investor Class	704223106	PAXWX

Pax World Balanced Fund R Class	704223304	PAXRX

Pax World Growth Fund Individual Investor Class	704223403	PXWGX

Pax World Growth Fund R Class	704223601	PXGRX

Pax World High Yield Bond Fund Individual Investor Class	704223700	PAXHX

Pax World High Yield Bond Fund R Class	704223882	PXHRX

Pax World Women’s Equity Fund Individual Investor Class	704223841	PXWEX

Pax World International Fund Individual Investor Class	704223759	PXINX

Pax World International Fund R Class	704223734	PXIRX

Pax World Small Cap Fund Individual Investor Class	704223825	PXSCX

Pax World Small Cap Fund R Class	704223791	PXSRX

Pax World Global Green Fund Individual Investor Class	704223783	PGRNX

Pax World Global Green Fund R Class	704223767	PGRGX

SCHEDULE C

Share Class:	Sub-TA Services fee rate:

Individual Investor Class	0.10% per year

R Class	0.10% per year

Any fees paid for Services shall be calculated by the Company. Within ten (10) Business Days after the end of each quarterly for each Portfolio, the Company shall send the Fund a statement of the average daily value of a Portfolio’s shares, together with a statement of the amount of such fees. In the calculation of the fees, the Fund’s records shall govern if an error can be shown in the number of shares used in such calculations. The fee shall be paid by wire transfer within thirty (30) days following the receipt of such invoice by the Fund. The wire transfer shall be separate from wire transfers of redemption proceeds or distributions under this Agreement. Payment of the fee shall be by wire transfer to the following account:

Bank Name: Huntington Bank

Bank City, State: Columbus, Ohio

Routing#: 044000024

Account number: 01400673890

Bank account name: American United Life Insurance

TRUST PROFILE SHEET

1.	Trust Company Name: American United Life Insurance

2.	Trust Company Address: 1 American Square Indianapolis, IN 46282

3.	Contact Name: Jeff Tatum / Separate Accounts Contact Telephone Number: 317-285-1121 or 317-285-2581 Contact Fax Number: 317-285-1947 Email address: separate.accounts.corpfin@oneamerica.com

4.	Where will statements be mailed?

5.	Do you currently hold Omnibus Accounts? YES ☐ NO ☒

6.	Do You Use Networking? YES ☒ NO ☐

7.	If using Networking, indicate: Matrix Level 0 (Level 3 trading not allowed) NSCC Participant Number 4591 NSCC Alpha Indicator ZH

8.	If using Networking, when would you like to receive Position Files? ☐ 1st and 3rd Friday ☐ 2nd and 4th Friday ☐ 1st and 3rd Thursday ☐ 2nd and 4th Thursday Other: Everyday

*Please Note: Any additional position files are on an as requested basis.

9.	Trades will be initiated by: ☐ TPA ☐ Clearing Agent B/D ☐ Trust ☒ Initiator Name & Number:

10.

Trades will be settled by: ☒ Trust Clearing ☐ Agent B/D ☐ Trust ☐

Settling Entity Name, Address & Number:

Settling Entity Networking Alpha Code:

Do you possess Settlement Override capability? YES ☐ NO ☒

If not, will an Alternate Settlement Cycle be required? YES ☐ NO ☐

What are your settlement Cycle requirements? T+1 ☒ T+3 ☐

Completed fact sheet to be forwarded to: ALPS Distributors, Inc. 1290 Broadway, Suite 1100 Denver, CO 80203